Exhibit 10.4

AMENDMENT 2014-3

TO THE

DEVON ENERGY CORPORATION

INCENTIVE SAVINGS PLAN

The Devon Energy Corporation Incentive Savings Plan (the “Plan”) is amended, effective January 1, 2014, as follows:

1. The first sentence of Section 4.04(b) of the Plan (‘”Employment Commencement Dates Before August 1, 2011 and Grandfathered Company Retirement Contribution Eligible Participants”) is amended to delete the phrase “the first payroll period after the anniversary of the Employment Commencement Date” in both places in which it is found and replace it with “the first payroll period on or after the anniversary of the Employment Commencement Date”.

IN WITNESS WHEREOF, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2014-3 to the Devon Energy Corporation Incentive Savings Plan to be executed this 19th day of March 2014.

DEVON ENERGY CORPORATION

By:	/s/ Frank W. Rudolph
Name:	Frank W. Rudolph
Title:	Executive Vice President, Human Resources